EXHIBIT 99


   ILLINI CORPORATION                                        NEWS RELEASE
                                                    FOR IMMEDIATE RELEASE
                                                            June 23, 1997
   CORPORATE OFFICES:

        120 South Chatham Road
        Springfield, Illinois 62704
        Phone: (217) 787-1651

   CONTACT:

        Burnard K. McHone, President
        (217) 787-1651


                             ILLINI CORPORATION
                           STOCKHOLDER RIGHTS PLAN

   SPRINGFIELD, IL   On Friday, June 20, 1997, the Board of Directors of
   Illini Corporation adopted a Stockholder Rights Plan. Under the plan, if any person or group becomes the beneficial owner of 10% or more of the common stock of Illini Corporation, then upon payment of the exercise price of $80.00, the holder of each right will be entitled to purchase shares of Illini Corporation's common stock having a market value of twice the right's exercise price. In adopting the plan, the Board of Directors sought to offer additional protection to stockholders from attempts to acquire control of Illini Corporation at an inadequate price. The plan will provide additional protection to the full value of a stockholder s investment in Illini Corporation while not foreclosing a fair acquisition bid for Illini Corporation.

   "The plan is designed to encourage potential buyers to negotiate with the Board of Directors prior to attempting a takeover of the company and will therefore provide the Board with additional flexibility in protecting and realizing the long-term value of a stockholder's investment in the company," said Burnard K. McHone, President of Illini Corporation. "It gives our Board greater ability to respond in a meaningful way to the negative effects of abusive share accumulation tactics such as "greenmail" and "two-tier" takeover attempts and tender offers that do not offer an adequate price to all stockholders." The plan is described in more detail in a letter that is being mailed to all Illini Corporation stockholders.

   Illini Corporation is the holding company for Illini Bank, Springfield, Illinois.